Exhibit 99.1

(1)	On May 7, 2012, Carrols Restaurant Group, Inc. (“Carrols”), of which Fiesta Restaurant Group, Inc. (the “Company”) had been an indirect wholly-owned subsidiary, effected a spin-off of the Company by way of a pro rata stock dividend to Carrols stockholders (the “Spin-Off”). In connection with the Spin-Off, (i) Jefferies Capital Partners IV LP (“Jefferies Capital Partners IV”) received 5,695,472 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company; (ii) Jefferies Employee Partners IV LLC (“Jefferies Employee Partners”) received 655,985 shares of Common Stock; and (iii) JCP Partners IV LLC (“JCP Partners” and, together with Jefferies Capital Partners IV and Jefferies Employee Partners, collectively, “Jefferies Capital Partners”) received 208,282 shares of Common Stock. Jefferies Capital Partners LLC (“Manager”) is the manager of Jefferies Capital Partners and the managing member of JCP IV LLC (the general partner of Jefferies Capital Partners IV and the managing member of each of Jefferies Employee Partners and JCP Partners), and has the power to vote or direct the vote, and to dispose or to direct the dispostion of, the 6,559,739 shares of Common Stock which are deemed beneficially owned by Jefferies Capital Partners, and, in such capacity, may be deemed to beneficially own the 6,559,739 shares of Common Stock which are deemed beneficially owned by Jefferies Capital Partners. Mr. Friedman is a managing member of Manager, and, in such capacity, may be deemed to beneficially own the 6,559,739 shares of Common Stock which are deemed beneficially owned by Jefferies Capital Partners. Mr. Friedman disclaims beneficial ownership of the 6,559,739 shares of Common Stock which are deemed beneficially owned by Jefferies Capital Partners except to the extent of his pecuniary interest therein.